EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FOURTH QUARTER NET INCOME OF
TWENTY-THREE CENTS PER SHARE

Company Achieves Substantial Year-Over-Year Improvement in Quarterly and
Annual Operating Performance

LAKE FOREST, Calif. – July 24, 2003 – Western Digital Corp. (NYSE: WDC) today reported revenues of $680 million on shipments of approximately 10.5 million units, and net income of $48.8 million, or $.23 per share, for its fourth fiscal quarter ended June 27, 2003. Net income included investment gains of $3.3 million, after tax.

     These results represent 26 percent revenue growth and 31 percent unit-volume expansion over the prior year period, when the company reported revenues of $541 million on shipments of approximately 8.0 million units, and net income of $13.1 million, or $.07 per share.

     For its fiscal year ended June 27, 2003, the company reported revenues of $2.7 billion, up 26 percent over fiscal 2002, and net income of $200 million, or $.97 per share. For its prior fiscal year ended June 28, 2002, the company reported revenues of $2.2 billion and net income of $65 million, or $.34 per share.

Western Digital Announces Fourth Quarter Net Income of
Twenty-Three Cents Per Share

     “Excellent execution by the Western Digital organization resulted in another quarter of strong financial performance, capping an outstanding year of growth and profitability,” said Matt Massengill, chairman and chief executive officer of Western Digital. “We grew our unit volumes in what is traditionally the industry’s slowest period by meeting customer needs in all channels.

     “We continued our technology leadership in the desktop space with the industry’s largest and fastest hard drive — WD Caviar® 7200 RPM 250 gigabyte model — and we have qualified and are shipping 80 gigabyte-per-platter technology to all of our major OEM customers. In the enterprise market, we expanded our Serial ATA (SATA) product line with the WD Caviar SE SATA drive, complementing our initial Enterprise SATA product, the WD Raptor™ 10,000 RPM model. We have seen strong response to both products from customers and we are pleased with the adoption of the interface by the enterprise market.

     “From a balance sheet perspective, we increased our cash position to $393 million as we generated $44 million in cash from operations in the quarter through our ongoing focus on cash management. For the full year, we generated $281 million in cash from operations.”

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis on the company’s Web site at the following link: http://www.westerndigital.com/invest — click on Conference Calls. A telephone replay will also be available at 402.998.1340.

About Western Digital

     Western Digital, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital

Western Digital Announces Fourth Quarter Net Income of
Twenty-Three Cents Per Share

information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     Western Digital was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

     This release contains forward-looking statements, including statements relating to the adoption of the SATA interface in the enterprise market. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: levels of operating expense and product cost; supply and demand conditions in the hard drive industry; uncertainties related to the development and introduction of products based on new technologies; changes in product and customer mix; pricing trends; actions by competitors; successful entry into new markets by the company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-Q for the third quarter of fiscal 2003. We undertake no obligation to update or alter our forward-looking statements to reflect new information or events or for any other reason.

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Western Digital, the Western Digital logo, and WD Caviar are registered trademarks, and WD Raptor is a trademark of Western Digital Technologies, Inc.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended

	Jun. 27,	Mar. 28,	Jun. 28,	Jun. 27,	Jun. 28,
	2003	2003	2002	2003	2002

Revenue, net	$680,279	$705,839	$540,672	$2,718,517	$2,151,152
Cost of revenue	568,585	583,819	466,654	2,257,079	1,869,551

Gross margin	111,694	122,020	74,018	461,438	281,601

Operating expenses:
Research and development	33,636	34,726	30,628	134,686	120,128
Selling, general and administrative	31,130	30,205	26,161	121,407	110,797

Total operating expenses	64,766	64,931	56,789	256,093	230,925

Operating income	46,928	57,089	17,229	205,345	50,676
Net interest and other (expense) income	3,902	(316)	(537)	1,537	1,371

Income from continuing operations before income taxes	50,830	56,773	16,692	206,882	52,047
Income tax (expense) benefit	(2,033)	(2,271)	(484)	(8,328)	1,140

Income from continuing operations	48,797	54,502	16,208	198,554	53,187
Discontinued operations	—	—	(3,090)	1,320	12,241

Net income	$48,797	$54,502	$13,118	$199,874	$65,428

Diluted income per common share:

Income from continuing operations	$.23	$.26	$.08	$.97	$.28
Discontinued operations	—	—	(.01)	.00	.06

	$.23	$.26	$.07	$.97	$.34

Common shares used in computing per share amounts:

Diluted	213,473	207,724	197,714	205,536	193,708

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
(unaudited)

	Jun. 27,	Jun. 28,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$393,241	$223,728
Accounts receivable, net	243,903	218,832
Inventories	97,768	73,395
Other	9,153	13,205

Total current assets	744,065	529,160
Property and equipment, net	122,087	107,520

Total assets	$866,152	$636,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$352,274	$302,998
Accrued expenses	135,646	103,474
Convertible debentures	—	86,204

Total current liabilities	487,920	492,676
Other liabilities	33,080	41,142
Shareholders’ equity:
Common stock	2,036	1,954
Additional paid-in capital	659,534	617,200
Accumulated deficit	(316,418)	(516,292)

Total shareholders’ equity	345,152	102,862

Total liabilities and shareholders’ equity	$866,152	$636,680